Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

FIRST QUARTER 2011 OPERATING RESULTS

Warren, PA. January 18/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the first fiscal quarter ended November 30, 2010.

Operating income for the three months ended November 30, 2010 increased $20.6 million from an operating loss of $23.7 million for the quarter ended November 30, 2009 to an operating loss of $3.1 million.

Net sales for the three months ended November 30, 2010 and November 30, 2009 were $619.1 million and $620.9 million, respectively. This was a decrease of $1.8 million or .3% from the comparable quarter for the prior year. This was primarily due to a 25.7% decrease in wholesale volume offset by a 21.3% increase in wholesale prices.

During the quarter, wholesale sales were negatively affected by the Enbridge Pipeline disruption that occurred on Enbridge’s Lakehead system in Michigan on July 26, 2010 and the 30-day scheduled refinery maintenance turnaround in October. These two events resulted in the Company running an average crude throughput for the quarter of 40,500 barrels per day versus 56,500 barrels per day for the first quarter ended November 30, 2009. The Enbridge Pipeline disruption also resulted in the Company running 22% of heavy crude oil versus 61% for the first quarter ended November 30, 2009. The interruption of heavy crude deliveries via the 6B pipeline reduced asphalt production during the asphalt selling season.

Retail sales increased 8.5% from the prior year comparable quarter which was primarily due to increases in petroleum sales volume, petroleum selling prices and merchandise sales.

Net loss (after taxes) for the three months ended November 30, 2010 was $8.1 million, an improvement of $11.2 million from net loss (after taxes) of $19.3 million for the quarter ended November 30, 2009.

The Company is in the process of determining the losses it suffered as a result of the pipeline rupture, and intends to seek restitution from Enbridge for all of the losses it has incurred. The Company believes that the estimated losses due to this disruption, based on the most current information available to it, are between $50 and $60 million dollars. The Company has not recorded any receivables related to this estimated loss in either the fourth quarter of fiscal year 2010 or first quarter of fiscal year 2011.

The Company’s property insurance covering the refinery operation contains a provision for contingent business interruption in the maximum amount of $15 million plus up to $5 million toward expenses. The Company has placed the insurers on notice of the Enbridge loss and, in connection therewith, is preparing a claim.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended November 30, 2010 increased $20.7 million to $2.2 million from $(18.5) million for the three months ended November 30, 2009. United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to net income in footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended
	November 30, 2010	November 30, 2009

	(Unaudited)	(Unaudited)
Net Sales	$619,147	$620,926
Operating loss	$(3,112)	$(23,654)
Net loss	$(8,089)	$(19,310)
EBITDA (1)	$2,231	$(18,489)

(1)	EBITDA Reconciliation:

UNITED REFINING COMPANY – (Unaudited)

(dollars in thousands)

	Three Months Ended
	November 30, 2010	November 30, 2009

	(Unaudited)	(Unaudited)
Net loss	$(8,089)	$(19,310)
Interest Expense	8,915	8,469
Income Tax Benefit	(4,518)	(13,417)
Depreciation	4,414	4,217
Amortization	1,509	1,552

EBITDA	$2,231	$(18,489)

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 366 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.